EXHIBIT 10.11

                          CONSULTING AGREEMENT

     This Agreement (the "Agreement") is made as of the 1st day of April, 1997, by and between Intratel Group, Ltd. and any of its permitted assigns and successors (hereinafter called the "Company"), a Delaware corporation with its principal place of business located at 227 Saint James Park, Osprey, Florida, 34229, and LBI Telecom Consultants, Inc. and any of its permitted assigns and successors (hereinafter called the "Consultant"), a Delaware corporation with its principal place of business located at 3500
N. Causeway Blvd., Suite 1442, Metairie, Louisiana, 70002.

     WHEREAS, the Company wishes to assure itself of the continued services of the Consultant and Consultant wishes to continue to serve as a consultant to the Company, all upon terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, and for other valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Term. The Company agrees to retain the Consultant, and the Consultant agrees to be retained by the Company, upon the terms and conditions of this Agreement, for a period of five (5) years, commencing April 1, 1997 (the "Effective Date"), unless the Consultant's services are earlier terminated pursuant to the terms hereof.

2. Position and Responsibilities. The Consultant shall have such responsibilities and authorities as may be from time to time assigned to the Consultant by the Board of Directors, including but not limited to providing strategic advice relating to the telecommunications industry and mergers and acquisitions. In no event shall Consultant be required to devote any minimum number of hours or period of effort under this Agreement. One of the Consultant's individual owners ("Owners") shall be appointed to the Board of Directors of the highest hierarchical parent company of the Company and shall remain on such Board of Directors at all times during the term hereof.

3.   Consulting Fees.

     (a) Base Compensation. The Consultant shall be paid during the term hereof Base Compensation at the rate of $17,000 per month. In the first month after the first anniversary of the commencement of the term of this Agreement, the Consultant's Base Compensation shall be reviewed and reassessed by the Company's directors who shall have the option of increasing (but not decreasing) the Base Compensation for the annual compensation period beginning on the first anniversary hereof. For each of the subsequent annual compensation periods thereafter, the Consultant's Base Compensation shall also be subject to review and reassessment by the Company's directors, who shall have the option of increasing (but not decreasing) the Consultant's Base Compensation for the annual compensation period then beginning.

     (b) Discretionary Bonuses and Increases. The Company's directors may from time to time pay the Consultant a bonus or increase the Base Compensation or other compensation to be paid the Consultant, or both. Increases in the Consultant's compensation and bonuses pursuant to this subsection are within the sole discretion of the Company's directors.

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     (c)  Signing Bonus.  The Company shall pay Consultant a signing bonus of $300,000 (the "Signing Bonus") to secure Consultant's full and faithful performance of its duties hereunder. The Signing Bonus shall be due and payable on or before August 1, 1997.

4. Benefits. Each of the Owners will be granted shares of stock, stock options and other benefits which are at least equal to those provided by the Company to its most highly compensated director or executive officer in addition to, and not in lieu of, the regular medical, dental, long term disability insurance, and 401k benefits offered to other employees of the Company. The Company, at its expense, shall provide the Owners with life insurance coverage (with benefits paid to the beneficiaries designated by said individual principal of the Consultant) at least equivalent to one million dollars ($1,000,000.00). If this Agreement is terminated for any reason after the Effective Date, the Owners shall have the option to assume responsibility for payment of the life insurance premiums. The Company will make the necessary arrangements to ensure the orderly transfer of the policy to any Owner who so elects. If this Agreement is terminated for any reason after the Effective Date, then the Company shall continue thereafter for a period of two (2) years to provide the Owners with medical and health benefits coverage at least equivalent to that provided or made available by the Company to its executive management employees. The Company agrees to enter into such agreements of arrangements with the Owners from time to time in order to make the Owners eligible to participate in the Company's group health and medical plan or group health and medical insurance programs. The Company agrees to use its best efforts to secure an Errors and Omissions Insurance policy on behalf of the Consultant and the Owners.

5. Expenses. The Company shall pay or reimburse the Owners for all reasonable travel and other expenses incurred by them in furtherance of the Consultant's obligations under this Agreement.

6. Stock Options. Each of the Owners, individually, shall have and receive stock options and sale options under the following circumstances:

     (a) Certain Mergers and Combinations. In the event of any merger or combination in which the Company is not a surviving corporation or the sale of all or substantially all of the assets of the Company, each of the Owners shall have, in addition to all other rights and entitlements which they each hold at that time and which pertain to their existing stock options, the right to exercise one of the following alternatives: (i) immediately prior to such merger, combination or sale, each Owner shall have the right to exercise his option or options, in whole or in part; or
(ii) in connection with such merger, combination or sale, each Owner shall have the right to elect to have his stock options replaced with new stock options of the successor or acquiring company at the same exchange ratio as that used for the exchange of shares already held by shareholders of the Company, with such new options having exercise rights and entitlements at least equivalent to those available to each Owner under said Owner's stock options with the Company.

     (b) New Stock Options. In the event of any combination in which the Company is not a surviving corporation, or the sale of substantially all of the Company's assets, or a change of control, each Owner shall receive new additional stock option for the purchase of that number of the surviving corporation's shares which, when multiplied by one (1) times the book value per share of such other corporation's shares immediately

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after the merger, combination, or sale, shall be equal to two million dollars ($2,000,000.00). The purchase price per share upon exercise of such options shall be equal to the book value per share of such other corporation's shares immediately after the merger, combination, or sale; and the other terms and conditions of such option shall be reasonably equivalent to those stock options for the purchase of the shares held by each Owner at the time of such combination, asset sale or change of control.

     (c) Exercise of Options and Sale of Shares. If this Agreement is terminated during the term hereof for one or more of the circumstances or events set forth in subsections 8(a), 8(b), 8(c) hereof, then, in addition to all other rights and options of each Owner regarding share options: (i) if an Owner so elects, said Owner may exercise all options he then holds for the purchase of shares, including all options acquired pursuant to subsections 6(a) and 6(b); or (ii) if an Owner so elects, said Owner may require the Company to purchase from said Owner all or part of the shares then held by him, including shares received and shares to which said Owner has become entitled to receive through options under this Section 6 at a price per share equal to the greater of the book value of the market capitalization of the Company determined on the last day of the last month proceeding the termination event, divided by the number of Company Shares then issued and outstanding.

7. Redemption of Owners' Shares. Following any acquisition, merger or combination in which the Company is not a surviving corporation or is thereafter controlled by another corporation, or the sale of all or substantially all of the assets of the Company, if this Agreement is terminated for any reason, and if the personal representative) so elects within sixty (60) days thereafter, then the Company or its successor or acquirer, as the case may be, shall purchase all of each Owner's shares in such entity or entities, including all shares for which each Owner then has an option to purchase, at a price per share equal to the greater of the market capitalization or book value of the Company, divided by the number of Company Shares then issued and outstanding.

8. Termination. This Agreement may be terminated without any breach of this Agreement only under the following circumstances:

     (a) Upon Death. This Agreement may be terminated by the Company upon death of both of the Owners.

     (b) Disability. If both Owners become incapacitated due to physical or mental illness on a full-time basis for the entire period of six (6) consecutive months, then the Company may terminate this Agreement.

     (c) Permitted Termination by the Consultant. The Consultant may terminate this Agreement (i) for Good Reason as defined below, or (ii) if the health of either Owner should become impaired to the extent that performance of Consultant's duties hereunder would be hazardous to his physical or mental health or his life, provided that the Consultant shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that upon the Company's request, said Owner shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred with the conclusion of said Owner's doctor.

          Termination of this Agreement for Good Reason or for impaired health

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under the above condition shall be a "Permitted Termination" by the
Consultant.

          For purposes of this Agreement, "Good Reason" shall mean: (i) a change in control of the Company (as defined below); (ii) the failure of the Company or its shareholders to appoint, elect or re-elect Consultant's designee to the Company's board of directors for the entire five-year term of this Agreement; or (iii) a failure by the Company to comply with any material provision of this Agreement which has not been cured within twenty
(20) days after notice of such noncompliance by the Consultant to the Company.

          For purposes of this Agreement, a "change in control of the Company" shall be deemed to have taken place when: (i) thirty percent (30%) or more of the Company's voting securities are or come to be beneficially owned, directly or indirectly, by persons or entities which were not shareholders of the Company on July 1, 1997; or (ii) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the board, cease for any reason to constitute at least a majority thereof, the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3rds) of the directors then in office who were directors at the beginning of the period.

     (d) Notice of Termination. Any termination of this Agreement by the Company or by the Consultant (other than termination pursuant to subsection above, shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (e) Date of Termination. "Date of Termination" shall mean: (i) if this Agreement is terminated by the death of either Owner, the date of his death; (ii) if this Agreement is terminated pursuant to subsection 8(b) above, thirty (30) days after Notice of Termination is given (provided that the Owner shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Consultant's employment is terminated pursuant to subsection 8(c) above, the date specified in the Notice of Termination; and (iv) if the Consultant's employment is terminated for any other reason, the date on which a Notice of Termination is given:, provided that, if within thirty
(30) days after a Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by, final judgment, order or decree of a court of competent jurisdiction.

9. Compensation Upon Disability and Other Events of Termination. If this Agreement is terminated either by the Company, or pursuant to one or more of the circumstances or events described in subsections 8(a), 8(b) or 8(c), then its compensation upon such termination shall be as provided in this
Section:

     (a) Disability Payments. During any period that the Consultant fails to perform its duties hereunder as a result of the incapacity of one of the Owners due to physical or mental illness (the "Disability Period"), the Consultant shall continue to receive its full

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Base Compensation at the rate then in effect for such period until this
Agreement is terminated pursuant to subsection (b) herein. If this Agreement is terminated for disability pursuant to subsection 8(b) above, then the Company shall continue monthly payments to the Consultant of its full Base Compensation at the rate in effect for the period in which the disability began, until the expiration of the Severance Compensation Period defined in Section 10 below.

     (b) Termination Upon Death. If this Agreement is terminated as a result of the death of either of the Owners, the Company shall pay to the Consultant all remaining compensation payments which would have been paid if this Agreement remained effective until its scheduled expiration.

     (c) Other Terminations. If the Company shall terminate this Agreement employment for any reason other than pursuant to subsections 9(a) or 9(b) (disability or death) hereof, or if the Consultant shall terminate this Agreement for or pursuant to a Permitted Termination (Good Reason or impaired health) pursuant to subsection 9(c) above, then: (i) the Company shall pay the Consultant its full compensation through the Date of Termination at the rate in effect at the time Notice of Termination is given; and (ii) the Company shall also pay the Consultant as severance compensation an amount equal to the remaining compensation payments which would have been paid if this Agreement remained effective until its scheduled expiration, with such payment to be made (a) if resulting from a termination based on a change of control of the Company, in one lump sum on or before the 10th day following the Date of Termination, or (b) if resulting from any other cause, on a monthly basis in accordance with the Base Compensation schedule set forth in section 3 above.

     (d) Non-Permitted Termination by Consultant. If the Consultant terminates his employment for any reason other than pursuant to a Permitted Termination (Good Reason or impaired health) pursuant to subsection 8(c) above, then the Company shall not be obligated to pay to the Consultant any amount or Base Salary for periods subsequent to the Date of Termination.

     (e) Termination for Cause. In the event of an act or acts constituting proven malfeasance involving dishonesty by the Consultant which has a material adverse impact upon the Company, the Company will be relieved of its obligation to pay to the Consultant any amount of Base Compensation for periods subsequent to the Date of Termination.

     (f) No Obligation to Mitigate Damages. The Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other consulting arrangements or otherwise.

10. Severance Compensation Period. The Severance Compensation Period shall be the greater of the periods determined as follows: (i) the remaining period of time, if any, in the initial five (5) year term hereunder at the time of the termination event, or if after the initial five (5) year term hereunder, (ii) an initial period of twenty-four (24) months which shall, on each anniversary of the effective date hereof on which the Consultant is a consultant of the Company, be increased by two
(2) additional months.

11. Agreement Binding on Successors. This Agreement shall be binding upon the Company's successors and assigns, and upon the Consultant's legal representatives,

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executors, successors and heirs, and all rights of the Consultant and of the Owners hereunder shall inure to the benefit of and be enforceable by said party's personal or legal representatives, executors, successors and heirs. If either Owner should die while any amounts and/or benefits would still be payable and/or owed to him hereunder if he continued to live, all such amounts and/or benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Owner's devisee or other designee, or if there is no designee, to the Owner's estate. The Company agrees to require any purchaser of the Company's business, if the same is sold as a going concern, to assume all of the Company's obligations hereunder and to continue performing the Company's obligations hereunder in place of the Company.

12. Notices. For purposes of this Agreement, notices, demands, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered Mail, Return Receipt Requested, postage prepaid, addressed as follows:

If to the Consultant:         LBI Telecom Consultants, Inc.
                              3500 N. Causeway Blvd.
                              Suite 1442
                              Metairie, Louisiana 70002
                              Attn: President

If to the Company:            IntraTel Acquisition Company, Inc.
                              The Oaks
                              227 Saint James Park
                              Osprey, Florida 34229

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing, signed by the Consultant and by such officer as may be designated by the board or directors of the Company. No waiver of either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether written or oral, covering the subject matter contemplated herein. All such prior agreements are hereby rendered null and void.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   Intratel Group, Ltd. ("Company")


                                   By: /s/ ROBERT E. YAW
                                      ----------------------------------
                                   Name:  Robert E. Yaw II
                                   Title: Chairman and Chief Executive
                                           Officer


                                   LBI Telecom Consultants, Inc.
                                    ("Consultant")


                                   By: /s/ BENJAMIN W. BRONSTON
                                      ----------------------------------
                                   Name:  Benjamin W. Bronston
                                   Title: President

Accepted and agreed:

Owner: /s/ BENJAMIN W. BRONSTON
      --------------------------------
       Benjamin W. Bronston


Owner: /s/ LEON L. NOWALSKY
      --------------------------------
       Leon L. Nowalsky









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